INVESTMENT ADVISORY AGREEMENT

Agreement effective as of the 4th day of June 2003, by and between American Express Financial Corporation. ("AEFC") and American Express Asset Management International Inc. ("International").

Whereas the Fund listed in Exhibit B (the "Fund"), has been registered as an investment company under the Investment Company Act of 1940; and

Whereas International has a staff of experienced investment personnel and facilities for providing investment advice for the investment portfolio contemplated for the Fund;

NOW THEREFORE, it is mutually agreed with respect to the Fund:

1. Appointment of the Investment Adviser
A. AEFC being duly authorized by corporate action, appoints International as investment adviser for the Fund's investment portfolio ("Portfolio"). International's responsibility shall be limited solely to the assets held in the Portfolio.

B. In performing its duties under this Agreement, International is authorized to use the services of its offices and those of its Associates (as that term is defined in the Definitions schedule to the Financial Services Authority Handbook of rules and guidance (the "FSA Handbook")), including, but not limited to, those set forth at Exhibit A, as appropriate.

2. Regulation and Customer Status
A. Pursuant to Rule 4.1.4R of the Financial Services Authority's Conduct of Business Rules (the "COB Rules"), International hereby classifies AEFC Market Counterparty (as defined in the Definitions schedule to the FSA Handbook) in relation to the services to be provided under this Agreement.

B. International is authorized and regulated in the UK by the Financial Services Authority ("FSA") and nothing in this Agreement shall exclude or restrict any duty or liability which International owes to AEFC arising under the Financial Services and Markets Act 2000 ("FSMA") or any rules of the FSA, including the COB Rules.

3. Representation by the Manager
International and its Associates are currently registered in the capacities and with the regulators set forth at Exhibit A.

4. Representations by AEFC
AEFC represents that the person(s) who executed this Agreement and those with whom International shall work are duly authorized representatives of AEFC. The Manager may rely on information, instructions and other communications from such persons unless otherwise instructed by AEFC.

5. Information Furnished to International

AEFC shall furnish such information to International as to holdings, purchases, and sales of securities under its management and investment portfolio requirements as will reasonably enable International to furnish investment advice under this agreement. Any information or notice provided to International under the terms of this agreement shall be furnished to the Chief Executive of International or to the person or persons designated in writing by him or by a person to whom he has delegated the authority to so designate.

6. Purchase and Sale of Securities
Subject to the supervision and approval of AEFC and of the Fund's Board of Directors (the "Board"), International shall determine, consistent with the Fund's investment objectives and policies, which securities (including both domestic and foreign securities) in International's discretion shall be purchased, held or sold and to execute or cause the execution of purchase and sell orders, provided that AEFC shall be responsible for investing and reinvesting all of the Fund's cash and cash items held by the Fund's U.S. custodian. All transactions shall be executed in a manner and in accordance with the procedures and standards as set forth in, or as established in accordance with, the Investment Management Services Agreement between the investment manager and the Fund. AEFC shall furnish International with information concerning such procedures and standards, and any amendments thereto, and International shall maintain records to assure that such transactions have been executed in accordance therewith.

7. Compensation to International
As compensation for its services, AEFC shall pay International a fee as described in Exhibit B. AEFC shall pay this fee to International on a monthly basis in cash within five (5) business days after the last day of each month.

8. COB Rules Provisions.
A. The COB Rules required statements, disclosures and other provisions set forth in Exhibit C shall be considered an integral part of this agreement.

B. The Securities Brokerage Policy set forth in Exhibit D in respect of soft commission agreements shall be considered an integral part of this agreement.

9. Miscellaneous.
A. AEFC recognizes that International now renders and may continue to render investment advice and other services to other persons which may or may not have investment policies and investments similar to those of the Fund, and that International may manage its own investments. International shall be free to render such investment advice and other services, and AEFC hereby consents thereto.

B. It is understood and agreed that in furnishing investment advice and other services as herein provided, neither International nor any officer, director, employee, or agent thereof shall (subject to 2B) be held liable to AEFC or the Fund or creditors for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this agreement. It is further understood and agreed that International may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as hereinabove provided, International shall not be accountable for any loss suffered by AEFC or the Fund by the reason of the latter's action or nonaction on the basis of any advice or recommendation of International, its officers, directors or agents.

10. Renewal and Termination.
A. This agreement, unless terminated pursuant to paragraph B, C, or D below, shall continue in effect from year to year, provided its continued applicability is specifically approved at least annually (i) by the Board of the Fund or by a vote of the holders of a majority of the outstanding votes of the Fund and (ii) by vote of a majority of the Board members who are not parties to this agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the Investment Company Act of 1940, as amended.

B. This agreement may be terminated at any time, without penalty, by the Board of the Fund or by vote of the holders of a majority of the Fund's outstanding shares, on sixty days' written notice to AEFC or to International.

C. AEFC or International may terminate this agreement by giving sixty days' written notice to the other party.

D. This agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning set forth in the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing agreement as of the day and year first above written.


AMERICAN EXPRESS FINANCIAL CORPORATION

BY:  /s/ Timothy V. Bechtold
     ------------------------
         Timothy V. Bechtold
         Title:  Vice President - Insurance Products

AMERICAN EXPRESS ASSET MANAGEMENT INTERNATIONAL INC.

BY:  /s/ Richard Anstead
     ---------------------
         Richard Anstead
         Title: Director

EXHIBIT A

REGULATORY AUTHORIZATION OF INTERNATIONAL AND ASSOCIATES

In performing its duties under this Agreement, International (as indicated by the name in capital letters) is authorized to use the services of its offices and those of its Associates as referenced herein:

American Express Asset Management Group Inc., a Minnesota corporation with its principal offices at 200 AXP Financial Center, Minneapolis, Minnesota 55474, United States of America.

AMERICAN EXPRESS ASSET MANAGEMENT INTERNATIONAL INC., a Delaware corporation with its principal offices at 11TH Floor Dashwood House, 69 Old Broad Street, London, U.K. EC2M 1QS.

American Express Asset Management International (Japan) Ltd., a Japanese company with its principal offices at 3F Landmark Plaza, 6-7 Shibakoen 1-chome, Minato-ku, Tokyo 105-0011, Japan.

American Express Asset Management Ltd., a U.K. company with its principal offices at 11th floor, Dashwood House, 69 Old Broad Street, London EC2M 1QS, United Kingdom.

American Express Asset Management (Australia) Limited, an Australian company with its principal offices at Level 19, East, 175 Liverpool Street, Sydney, New South Wales 2000, Australia.

International and each affiliate is directly or indirectly owned by American Express Financial Corporation, which is wholly owned by American Express Company.

The table below sets forth the registration and capabilities of International and its Associates.

                             -------------------------------------------------------------------------------------------------------
                             INVESTMENT ADVISOR AND ASSOCIATES
                             -------------------------------------------------------------------------------------------------------
                             American Express     AMERICAN EXPRESS ASSET    American Express    American Express    American Express
                             Asset Management     MANAGEMENT                Asset Management    Asset Management    Asset Management
                             Group Inc.           INTERNATIONAL INC.        International       Ltd.                (Australia)
                             (investment          (investment manager)      (Japan) Ltd.        (investment         Limited
                             manager)                                       (investment         manager)            (marketing
                                                                             manager)                               office)
---------------------------- -------------------- ------------------------- ------------------- ------------------- ----------------
REGULATORS
---------------------------- --------------------
United States - Securities
and Exchange Commission        X                     X
---------------------------- -------------------- ------------------------- ------------------- ------------------- ----------------
United Kingdom - Financial
Services Authority                                  X                                              X
---------------------------- -------------------- ------------------------- ------------------- ------------------- ----------------
Singapore - Monetary
Authority of Singapore                              X
---------------------------- -------------------- ------------------------- ------------------- ------------------- ----------------
Japan - Financial Services                                                    X
Agency
---------------------------- -------------------- ------------------------- ------------------- ------------------- ----------------
Canada - Ontario
Securities Commission                                                                             X
-Alberta Securities
Commission
-Manitoba Securities
Commission
-Saskatchewan Securities
Commission
---------------------------- -------------------- ------------------------- ------------------- ------------------- ----------------
Australia - Australian
Securities and Investments                                                                                            X
Commission
---------------------------- -------------------- ------------------------- ------------------- ------------------- ----------------

X = American Express Asset Management International Inc/Associate is licensed and regulated by the relevant regulatory organization.

EXHIBIT B

American Express Financial Corporation shall pay American Express Asset Management International Inc. a fee equal on an annual basis as follows:


Fund                                                   Fee
IDS Life Series Fund - International                   0.35% of daily net assets
  Equity Portfolio

American Express Financial Corporation shall pay this compensation to American Express International Inc. in arrears on a monthly basis.

EXHIBIT C

Attachment to Investment Advisory Agreement

International and American Express Financial Corporation (AEFC) hereby agree that the following COB Rules required statements, disclosures and other provisions form an Attachment to the Investment Advisory Agreement effective as between International and AEFC as of the 4th day of June 2003.

I.  Appointment of International
AEFC appoints International and International accepts such appointment to determine in its discretion, but consistent with the Fund's investment objectives and policies and subject to the supervision and approval of AEFC and of the Fund's Board, which securities (including both domestic and foreign securities) shall be purchased, held or sold and to execute or cause the execution of purchase and sell orders.

II. Incorporation of Prospectus and Statement of Additional Information
The Prospectus and Statement of Additional Information for the Fund are hereby incorporated and shall be seen as forming part of this Attachment.

III. Portfolio Transactions and Commissions/Relevant Arrangements International is responsible for seeing that the Fund's securities transactions are effected, for choosing the executing firms, and for determining the brokerage commissions to be paid to such firms in a manner and in accordance with the procedures and standards as set forth in, or as established in accordance with, the Investment Management Services Agreement between the investment manager and the Fund. With regard to these executions, International shall seek to secure best execution, defined as the best net results for the Fund, taking into consideration such factors as price, commission, dealer spread, size of order, difficulty of execution, operational facilities of the executing firm involved, that firm's risk in positioning a block of securities and the overall benefits of supplemental investment research provided by such firm.

To the extent that any such securities transactions may be effected for the Fund with or through the agency of a person who provides such services under any relevant arrangement, such transactions shall be effected so as to seek to secure for the Fund best execution of the transactions disregarding any benefit which might inure directly or indirectly from the services or benefits provided under that arrangement, since such arrangements will relate solely to transactions in markets and on exchanges where commission rates are fixed.

IV. Investment.
A. In currency transactions a movement of the exchange rate may have a separate effect, unfavorable as well as favorable, on the gain or loss otherwise experienced on the investment.

B. Services provided by International may relate to Investments Not Readily Realisable. When such securities are not readily realisable; there can be no certainty that market makers will be prepared to deal in them, nor may they have proper information for determining their current value.

C. The Fund may invest in units in Collective Investment Schemes which, for the purposes of COB Rules, are Unregulated Collective Investment Schemes.

D. The Fund may not acquire or dispose of units in a Collective Investment Scheme either operated or advised by International or by an Associate of International.

E. The Fund may not contain securities of which an issue or offer for sale was underwritten, managed or arranged by International during the preceding twelve months. The Fund may, however, contain securities of which an issue or offer for sale was underwritten, managed or arranged by an Associate of International during the preceding twelve months.

F. Subject to the extent permitted or not prohibited by any applicable law and subject to procedures established by the Fund's Board and AEFC, International may effect transactions on behalf of the Fund with an Associate. In all Portfolio transactions so effected by International, International could be deemed by COB Rules either to be effecting a transaction in which International has a direct or indirect material interest, or a transaction which may involve a conflict with International's duty to the Fund.

G. International may not commit the Fund to an obligation to underwrite any issue or offer for the sale of securities, but under certain securities laws the Fund may be deemed to be an underwriter where it purchases securities directly from the issuer and later resells them.

H. International may not commit the Fund to supplement the Fund either by borrowing on its behalf or by committing it to a contract of performance which may have required it to supplement the Fund.

I. Prior to effecting any transactions on behalf of the Fund in Options or Futures, COB Rules require International to send AEFC the applicable disclosures and agreements. International shall therefore forward the necessary disclosures and agreements to AEFC, and no such transaction as mentioned in this paragraph I will be effected until such agreements have been executed.

J. In the event that Contracts for Differences are considered a possible investment vehicle, the appropriate disclosures and agreements between International and AEFC will be forwarded.

K. AEFC shall inform International of any restrictions regarding the markets in which transactions may be effected.

V. Administration
A. International shall not, under any circumstance, act as custodian or trustee for the Fund, nor hold money, nor be the registered holder of the Fund's registered investments nor be the custodian of documents or other evidence of title.

B. American Express Trust Company, an Associate of International, acts as Custodian with respect to the Fund. American Express Trust Company has a subcustodial agreement with The Bank of New York, an entity not an Associate of International.

It is International's understanding that money shall be deposited with The Bank of New York in the account name of American Express Trust Company, that investments, documents of title, certificates evidencing title to investments and other property belonging to the Fund may be lent to a third party in accordance with a resolution of the Fund's Board but that money may not be borrowed on the Fund's behalf against the investments documents, certificates or property hereinabove mentioned.

With respect to the Fund, International understands that The Bank of New York has procedures for accounting to the Fund regarding income received and rights conferred in respect of the investments held.

International accepts no responsibility for the default of any such Custodian so appointed by the Fund.

The Board of the Fund shall exercise all voting rights conferred on the owners of the securities in the Fund.

C. International shall furnish to AEFC monthly written reports on the valuation of the Fund, including both securities and cash and showing all investments, receipts, disbursements and other transactions involving the Fund during the accounting period and also showing the assets of the Fund held at the end of the period and their market values. Such reports do not include any measurement of performance.

D. International has in operation a written procedure for the effective consideration and proper handling of complaints. Any complaint by, or on behalf of, the Fund should be sent in writing to:


         American Express Asset Management International Inc.
         11th Floor
         Dashwood House
         69 Old Broad Street
         London, United Kingdom EC2M 1QS

         For the attention of John K O'Brien

Direct complaint may also be able to be made to The Financial Ombudsman Service. In the event of the inability of International to meet its liabilities to the Fund, compensation may be available by virtue of the Financial Services Compensation Scheme.

VI. Termination. Termination shall be without prejudice to the completion of transactions initiated prior to such termination, said transactions being completed according to their terms. Termination shall occur in accordance with procedures established in the Investment Advisory Agreement.

VII. Investment Management Fees. Pursuant to the COB Rules regarding the supplement and abatement of fees, International hereby acknowledges that for the performance of services contemplated by the Investment Advisory Agreement, it shall receive only the compensation set out in the Investment Advisory Agreement. Such compensation shall be payable in accordance with the agreed provisions regarding compensation to International.

In circumstances where International effects a transaction on behalf of the Fund with an Associate, that Associate may receive commissions; such commissions, however, would not supplement or abate International's above-mentioned agreed compensation.

VIII. Miscellaneous. Calls: Under the terms of the Investment Advisory Agreement International has the right for itself, its representatives, or its employees to make calls to AEFC at appropriate times, with the caller identifying himself/herself at the start of the conversation.

EXHIBIT D

AMERICAN EXPRESS ASSET MANAGEMENT INTERNATIONAL INC.

SECURITIES BROKERAGE POLICY

American Express Asset Management International Inc. ("AEAMI") provides its Securities Brokerage Policy, together with any and all disclosure requirements thereto, to all clients at least annually. In the event that any significant policy changes occur before AEAMI sends the next annual policy statement, an updated securities brokerage policy shall be provided to all clients.

AEAMI seeks to comply with the guidelines established by each of its clients. Such guidelines generally give AEAMI the discretionary authority to determine the brokers and dealers through which transactions are to be effected. AEAMI will seek to select brokers and dealers who will deal in terms which are the best available for the client, taking into consideration such factors as price, commission, dealer spread, size of order, difficulty of execution, reliability, integrity, financial soundness, operational and execution capabilities of the executing broker/dealer involved, the risk in positioning a block of securities and the overall benefits of supplemental investment research. Purchases and sales of over-the-counter securities are executed with primary market makers for such securities, except where AEAMI believes that a better combination of price and execution may otherwise be provided to the client. Clients also may direct AEAMI to effect a portion of their transactions through specific broker/dealers. In these cases, clients should be aware that such directed arrangements may result in less favorable executions than those achieved for clients who do not so direct.

Under certain circumstances, AEAMI may participate in Soft Commission Agreements (as defined in the Definitions schedule to the FSA Handbook) with broker/dealers whereby services are provided for the benefit of AEAMI's clients in anticipation of receiving a certain amount of trading business. The soft commission services provided include assessment of political, economical, industrial, technical, market, industry and company factors and/or conditions. All of the soft commission services received by AEAMI are used to assist in the investment management decision making process and client investment services. The broker/dealer services provided enable AEAMI to obtain special products and services essential to the management of client funds. In the event AEAMI has entered into a Soft Commission Agreement, the affected client's annual brokerage report will include the following: (i) the percentage of the total commission paid under any Soft Commission Agreement; (ii) the value (on a cost price basis) of disclosable soft commission services received by AEAMI expressed as a percentage of the total commission paid (whether or not paid under a Soft Commission Agreement); (iii) a summary of disclosable soft commission services received by AEAMI; (iv) a list of counterparties to the Soft Commission Agreement ; (v) the total commission paid from the portfolio of the affected client; (vi) information on any Value Added Tax cash reclaims received which relate to soft commission paid by the affected client; and (vii) confirmation that AEAMI's Soft Commission Agreement has not changed, or if a change has occurred, a current copy of the Soft Commission Agreement.